Exhibit 10.23

EXECUTION COPY

AMENDED AND RESTATED
GRANT AGREEMENT
UNDER THE
OAKTREE CAPITAL GROUP, LLC
2011 EQUITY INCENTIVE PLAN

Effective as of December 2, 2014 (the “Grant Date”), OAKTREE CAPITAL GROUP HOLDINGS, L.P., a Delaware limited partnership (the “Partnership”), OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, a Delaware limited liability company (in its capacity as the general partner of the Partnership, the “General Partner”), and Jay S. Wintrob, an individual (the “Executive”) entered into a GRANT AGREEMENT (the “Original Grant Agreement”), which is hereby amended and restated as of February 24, 2015 (such Original Grant Agreement, as amended and restated herein, and as may be amended, modified, supplemented or restated from time to time, this “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of January 1, 2014 (as may be amended, modified, supplemented or restated from time to time, the “Partnership Agreement”) and that certain Oaktree Capital Group Holdings, L.P. Equity Value Unit Designation, dated as of the Grant Date (as may be amended, modified, supplemented or restated from time to time, the “EVU Designation”), as applicable.
Recitals
WHEREAS, the Oaktree Capital Group, LLC 2011 Equity Incentive Plan (the “Plan”) was adopted for purposes of promoting the long-term financial interests and growth of the Oaktree Group by, among other things, providing select investment professionals, employees, directors, consultants and advisors of the Oaktree Group with equity-based awards based upon Units (as defined under the Plan);
WHEREAS, the Board has approved the grant and issuance of the Granted Units (as defined below) to the Executive on the Grant Date pursuant to the Original Agreement and the Plan, subject to the terms and conditions of the Grant Documents (as defined below);
WHEREAS, the Executive and the General Partner have determined to modify certain terms of the Original Grant Agreement; and
WHEREAS, the Board has determined that such modifications, as reflected in an amended and restated grant agreement, are in the best interests of the Partnership and the Oaktree Group, and has approved this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
Agreement
1.Grant of Units. Subject to the terms and conditions of this Agreement, the Partnership Agreement and the other Grant Documents:

(a)    on the Grant Date, the Partnership granted and issued to the Executive, and the Executive accepted and received from the Partnership, 2,000,000 EVUs (the “Granted Units”), which are Units of the Partnership described in the EVU Designation;
(b)    on the Grant Date, the Executive was admitted as a Limited Partner, and each of the General Partner, the Partnership and the Executive consented to such admission pursuant to Section 4.2 of the Partnership Agreement, and, as of the Grant Date, the Executive was regarded as a partner of the Partnership for U.S. federal income tax purposes and applicable state and local income tax purposes, and shall be treated as such;
(c)    the Executive acknowledges that before the Grant Date he received and reviewed carefully a copy of (i) the Partnership Agreement, (ii) the Exchange Agreement, (iii) the Tax Receivable Agreement, (iv) the Plan, (v) the EVU Designation and (vi) each other agreement, instrument or document required by any Oaktree Group Member that was executed and delivered by the Executive in connection with the transactions contemplated by this Agreement (collectively, including the Partnership Agreement, the Exchange Agreement, the Tax Receivable Agreement, and the Plan, as each such document may be amended, modified, supplemented or restated in accordance with its respective terms from time to time, the “Grant Documents”); and
(d)    on the Grant Date, the Executive joined as a party to, and agreed to be bound by each and every provision of, the Partnership Agreement, the Exchange Agreement and the Tax Receivable Agreement.
2.    Terms and Conditions. The Granted Units shall be subject to the terms and conditions set forth in the following table:

EVUs
Each EVU shall give Executive the right to receive the Applicable End Date Allocation (defined below), certain allocations and cash distributions (as described below under “Certain Cash Distributions”), other allocations upon the occurrence of certain contingencies occurring between January 1, 2015 and December 31, 2021 (such period, the “Full EVU Opportunity Period”), and the right to recapitalize the EVUs into Units of the type that are eligible to be exchanged pursuant to the Exchange Agreement (referred to herein as “Partnership Units”), as described below under “Recapitalization”, subject to the terms described in this Agreement, the EVU Designation and the Exchange Agreement.

Applicable Measurement Period
With respect to 666,666 EVUs (the “Tranche One EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2019 (with December 31, 2019 referred to herein as the “Tranche One End Date”).
With respect to 666,667 EVUs (the “Tranche Two EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2020 (with December 31, 2020 referred to herein as the “Tranche Two End Date”).
With respect to 666,667 EVUs (the “Tranche Three EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2021 (with December 31, 2021 referred to herein as the “Tranche Three End Date”).
The Tranche One End Date, Tranche Two End Date and Tranche Three End Date are collectively referred to as the “Applicable End Dates”, or, individually each as an “Applicable End Date”.
Except as described below in the case of certain terminations from employment (as described under “Termination of Employment”), Executive must remain employed by the Issuer or its Affiliates (as defined under the Partnership Agreement) through the Tranche One End Date to receive each Applicable End Date Allocation.

Applicable Base Value
“Applicable Base Value” shall mean (i) $61.00 with respect to the Tranche One EVUs (the “Tranche One Base Value”), (ii) $65.00 with respect to the Tranche Two EVUs (the “Tranche Two Base Value”), and (iii) $69.00 with respect to the Tranche Three EVUs (the “Tranche Three Base Value”).

Applicable Measurement Period Appreciation
“Applicable Measurement Period Appreciation” means, with respect to the Tranche One EVUs, Tranche Two EVUs, and Tranche Three EVUs, as applicable, the excess, if any, of (A) the sum of (x) the volume-weighted average price of a Class A Unit of the Issuer (“Applicable End Date VWAP”) over the sixty (60) business days preceding and sixty (60) business days following the Applicable End Date, and (y) the aggregate cash distributions, excluding distributions attributable to net incentive income from a fund that is set forth on Exhibit A of the Employment Agreement (as defined below) (“Pre-Employment Funds”), made on a per-Partnership Unit basis in respect of the Applicable Measurement Period (even if paid after the end of the Applicable Measurement Period), over (B) the Applicable Base Value. For purposes of the preceding definition, with respect to:
▪    the Tranche One EVUs, (i) the Applicable End Date is the Tranche One End Date, (ii) the Applicable Base Value is the Tranche One Base Value, and (iii) the Applicable Measurement Period Appreciation is referred to as the “Tranche One Measurement Period Appreciation”;
▪    the Tranche Two EVUs, (i) the Applicable End Date is the Tranche Two End Date, (ii) the Applicable Base Value is the Tranche Two Base Value, and (iii) the Applicable Measurement Period Appreciation is referred to as the “Tranche Two Measurement Period Appreciation;” and
▪     the Tranche Three EVUs, (i) the Applicable End Date is the Tranche Three End Date, (ii) the Applicable Base Value is the Tranche Three Base Value, and the Applicable Measurement Period Appreciation is referred to as the “Tranche Three Measurement Period Appreciation”.
For all purposes in this Agreement where an exclusion of net incentive income attributable to Pre-Employment Funds is required for any calculation, such exclusion shall be calculated by applying to each aggregate quarterly cash distribution to the Partners, that distribution’s overall payout ratio (as a percentage of the distributable earnings of the entities that control the general partners and investment advisors of the investment funds and accounts managed by any Oaktree Group Member

For all purposes in this Agreement where an exclusion of net incentive income attributable to Pre-Employment Funds is required for any calculation, such exclusion shall be calculated by applying to each aggregate quarterly cash distribution to the Partners, that distribution’s overall payout ratio (as a percentage of the distributable earnings of the entities that control the general partners and investment advisors of the investment funds and accounts managed by any Oaktree Group Member in which the Issuer has a minority economic interest and indirect control (such earnings, “DE” and such group, the “Oaktree Operating Group”)) to the portion of DE representing net incentive income from Pre-Employment Funds.

Applicable End Date Allocation
“Applicable End Date Allocation” means (i) with respect to the Tranche One EVUs, 666,666 multiplied by the Tranche One Measurement Period Appreciation, (ii) with respect to the Tranche Two EVUs, 666,667 multiplied by the Tranche Two Measurement Period Appreciation, and (iii) with respect to the Tranche Three EVUs, 666,667 multiplied by the Tranche Three Measurement Period Appreciation, which allocations are described in the EVU Designation.

Method of Calculating Number of Recapitalized Units
The number of Partnership Units into which the EVUs shall be recapitalized as described under “Recapitalization” below shall be determined by dividing the Applicable End Date Allocation for each of the Tranche One EVUs, the Tranche Two EVUs, and the Tranche Three EVUs (to the extent made pursuant to the terms of the EVU Designation) by the Applicable End Date VWAP for each such tranche.

Applicable Recapitalization Date
The Applicable Recapitalization Date for the Applicable End Date Allocation for each of the Tranche One EVUs, the Tranche Two EVUs, and the Tranche Three EVUs, shall be promptly, but no later than fifteen (15) calendar days, following the calculation of the Applicable End Date Allocation for each such tranche. The Applicable Recapitalization Date for any other allocation in respect of the EVUs shall be as set forth in this Agreement and the EVU Designation.

Certain Cash Distributions
With respect to the Full EVU Opportunity Period, Executive will have the right to receive cash distributions in respect of his EVUs only under the following circumstances:
▪    Cash distributions are measured and paid quarterly for each Fiscal Year from 2016 through 2021 in respect of any EVUs held by Executive during such fiscal years.
▪    Executive must be employed on January 1 of each of the Fiscal Years 2016-2019 to receive the cash distributions earned in respect of each completed calendar quarter for such Fiscal Year and the immediately preceding Fiscal Year in the case of fourth quarter distributions as described below, and Executive must be employed through December 31, 2019 to receive the cash distributions earned in respect of Fiscal Years 2020 and 2021. If Executive’s employment terminates during any Fiscal Year preceding the 2020 Fiscal Year, Executive will be entitled to receive cash distributions in respect of any calendar quarters that ended prior to such termination and a pro-rated portion of any distributions for the quarter of termination based on the number of days during the quarter of termination during which Executive was employed. If Executive’s employment terminates on or after December 31, 2019, he shall remain eligible to receive cash distributions in respect of the 2020 and 2021 Fiscal Years and in respect of the final calendar quarter of the 2019 Fiscal Year.

Amount of Cash Distributions in Respect of EVUs
The amount of cash distributions for each Fiscal Year, shall be calculated as follows:
▪    Annual Hurdle: For each of the 2015 – 2020 Fiscal Years (each such annual year, a “Performance Period”), Executive’s EVUs have been assigned a hurdle (each, an “Annual Hurdle”). The Annual Hurdle for (i) each of the 2015 through 2018 Performance Periods have been set by the Board of Directors of the Issuer (the “Board”) on or prior to the Grant Date, and (ii) for the 2019 and 2020 Performance Periods have been set by the Board on the date hereof.
▪    Reference Partnership Units. On or about the time of the completion of the preparation of the Issuer’s annual financial statements relating to a given Performance Period, if the Annual Hurdle for the preceding Performance Period has been met, Executive will be entitled to receive special cash distributions in respect of the EVUs in the immediately subsequent Performance Period as determined by using the computational approach below. The following steps will be used to determine whether the applicable Annual Hurdle has been met and the amount of the distributions Executive will be entitled to receive as distributions with respect to Executive’s EVUs:
❖    Step 1 – VWAP: Determine the volume-weighted average price of a Class A Unit of the Issuer over the sixty (60) business days preceding and the sixty (60) business days following the last day of the relevant Performance Period (the “EOY VWAP”).
❖    Step 2 – Annual Distributions. Determine the aggregate distributions made to the Partnership Unit holders relating to such Performance Period on a per- Partnership Unit basis, but excluding cash distributions attributable to net incentive income from Pre-Employment Funds (“Performance Period Distributions”).
❖    Step 3 – Cumulative Distributions. For each of the 2016 through 2020 Performance Periods, determine the aggregate distributions made to the Partnership Unit holders relating to all preceding Performance Periods on a per- Partnership Unit basis, but excluding cash distributions attributable to net incentive income from Pre-Employment Funds (the “Aggregate Distributions”).

❖    Step 4 – Annual Hurdle Met?  If the sum of such EOY VWAP and Aggregate Distributions (or, for the calculation relating to the 2015 Performance Period, the Performance Period Distributions) is greater than the Annual Hurdle for such immediately preceding Performance Period, the Annual Hurdle is met.
²    If the Annual Hurdle is met, Executive will be eligible to receive cash distributions paid relating to the immediately succeeding Performance Period, if any, in respect of the Reference Partnership Units, as calculated in Step 5 below.
²    If the Annual Hurdle is not met, Executive will not be eligible to receive any cash distributions in respect of Executive’s EVUs relating to such immediately succeeding Performance Period, but Executive will remain eligible to receive cash distributions paid in respect of Executive’s EVUs for subsequent Performance Periods if the Annual Hurdle is met for such period(s).

❖    Step 5 – Determine Annual Hurdle Attainment for Purposes of Calculating Reference Partnership Units Below. The amount by which the Annual Hurdle has been exceeded (the “Annual Hurdle Attainment”) for any Performance Period is the excess of (x) the sum of the EOY VWAP calculated above for such Performance Period, plus the Aggregate Distributions calculated above for such Performance Period, over (y) the Annual Hurdle for such Performance Period.
❖    Step 6 – Applicable Reference Partnership Units. For purposes of calculating the number of notional Partnership Units (the “Reference Partnership Units”) to determine the distributions with respect to EVUs for any Performance Period, the number of “applicable” EVUs shall be determined applying the following “Vesting Schedule.”

If Executive is employed through December 31, of the applicable year below:	Applicable EVU percentage (or vested EVUs) will be
2015	20%
2016	40%
2017	60%
2018	80%
2019	100%

❖    Step 7 – Reference Partnership Units:  A number of notional units determined by dividing (x) the product of (i) the Annual Hurdle Attainment for the relevant Performance Period multiplied by (ii) the number of “applicable” EVUs for such Performance Period by (y) the EOY VWAP for such Performance Period.
²    Example: After the first Performance Period, the number of “applicable” EVUs is 400,000 (20% X 2,000,000). If, following that first Performance Period, the Annual Hurdle Attainment is 3 and EOY VWAP is 60, the number of Reference Partnership Units is 20,000 (= (3 X 400,000) / 60).
▪    The number of Reference Partnership Units will be recalculated at the end of each Performance Period and will not give Executive any rights whatsoever other than the sole right to receive cash distributions in respect of the EVUs as described in this Agreement.
▪    It is agreed and understood that distributions with respect to a particular quarter will be made in the subsequent quarter, such that the distribution with respect to the fourth quarter of any year is expected to be made in the first quarter of the following year, and the distribution made in the first quarter of a year does not relate to that year, but rather the prior year.
It is the understanding of the parties to this Agreement that the Partnership does not expect to make any non-cash quarterly distributions to holders of OCGH Units in respect of the Full EVU Opportunity Period. If any non-cash distributions are made, however, the fair market value of any such non-cash distributions will be determined, and such value will be counted as a “cash distribution” for purposes of calculating the Applicable Measurement Period Appreciation, the D/D
 Appreciation, the Acceleration Event Appreciation, and, for the avoidance of doubt, Performance Period Distributions and Aggregate Distributions.

No Claw-back
Any cash distributions paid to Executive in respect of his EVUs as described above shall not be subject to subsequent readjustment, recall or claw back for any reason, including based on any recalculation of any of the items set forth above, except as otherwise required by applicable law.

Termination of Employment
If Executive’s employment terminates prior to December 31, 2021, the impact on Executive’s EVUs shall be as follows:
Death or Disability:
▪ Vesting. Executive will be vested in a number of EVUs equal to (i) a number of Tranche One EVUs equal to 666,666 multiplied by the D/D Fraction (the “Tranche One D/D Vested EVUs”), (ii) a number of Tranche Two EVUs equal to 666,667 multiplied by the D/D Fraction (the “Tranche Two D/D Vested EVUs”), and (iii) a number of Tranche Three EVUs equal to 666,667 multiplied by the D/D Fraction (the “Tranche Three D/D Vested EVUs” and, collectively with the Tranche One D/D Vested EVUs and the Tranche Two D/D Vested EVUs, the “D/D Vested EVUs”). For purposes of the preceding sentence, the “D/D Fraction” is a fraction, the numerator of which is the number of calendar months (full or partial) during which Executive was employed on or after January 1, 2015 through the date of death or disability, and the denominator of which is sixty (60), but such fraction shall never be greater than one. The remaining EVUs shall be immediately forfeited upon the date of such death or disability. For the avoidance of doubt, if the Executive remains employed through December 31, 2019, the EVUs shall be fully vested.
▪ Recapitalization. Fifty percent (50%) of each tranche of the D/D Vested EVUs that are outstanding on the date of termination shall be recapitalized (as described below) promptly following Executive’s death or disability (the “D/D Measurement EVUs”), but subject to the General Partner’s determination that there will be sufficient Adjusted Net Profits (or gross items of income and realized gain) for the applicable period, which may occur after the end of the calendar year in which the death or disability occurs, and shall have an aggregate value determined based on the volume weighted average price of a Class A Unit of the Issuer over the ten (10) business day period preceding and the ten (10) business day period following the date of death or disability (the “D/D VWAP”). The remaining 50% of each such tranche of the D/D Vested EVUs that are outstanding on the date of termination (the “D/D End Date Measurement EVUs”) shall have an aggregate value calculated based on the Applicable End Date VWAP for each tranche and settled on the Applicable Recapitalization Date as the Applicable End Date Allocation for each such tranche in accordance with “Recapitalization” below. The allocations in respect of each tranche of these D/D Vested EVUs shall be calculated as follows:

        calculated as follows:
▪ The target allocation in respect of the D/D Measurement EVUs shall equal the D/D Appreciation (defined below) (the “D/D Acceleration Event Allocation”), and the number of Partnership Units to be delivered shall be determined by dividing such target allocation by the D/D VWAP, in accordance with “Recapitalization” below.
▪ The target allocation in respect of the D/D End Date Measurement EVUs shall be made on the Applicable Recapitalization Date for each of the outstanding Tranche One D/D Vested EVUs, Tranche Two D/D Vested EVUs, and Tranche Three D/D Vested EVUs (as applicable) and shall equal the Applicable Measurement Period Appreciation for each such tranche (the “D/D End Date Allocation”), and the number of Partnership Units to be delivered shall be determined by dividing such target allocation by the Applicable End Date VWAP for each such tranche, in accordance with “Recapitalization” below.
▪ D/D Appreciation: The excess of (A) the sum of (x) the D/D VWAP plus (y) the aggregate cash distributions made since January 1, 2015 on a per-Partnership Unit basis, excluding distributions attributable to net incentive income from Pre-Employment Funds, that occurred prior the date of death or disability over (B) the accreted base value through the date of death or disability.
Discharge without Cause or Resignation for Good Reason:
▪ Vesting. Executive will be vested in a number of EVUs equal to the sum

(which shall not exceed 2,000,000) of (A) the number of EVUs that have vested prior to the Fiscal Year in which Executive’s termination of employment occurs (based on the Vesting Schedule above), plus, (B) the product of 400,000 EVUs multiplied by, a fraction, the numerator of which is the number of days in the Fiscal Year during which Executive was employed hereunder, and the denominator of which is 365, plus (C) 800,000 EVUs (such computed amount, the “Qualifying Termination EVUs”). All EVUs that do not vest in accordance with the above formula shall be immediately forfeited upon such termination. For the avoidance of doubt, if Executive remains employed through December 31, 2019, the EVUs shall be fully vested, and all such EVUs shall be Qualifying Termination EVUs.
▪ Recapitalization. All Qualifying Termination EVUs shall be deemed equally allocated among all or any of the Tranche One EVUs, Tranche Two EVUs, and Tranche Three EVUs that have not yet been recapitalized. The Applicable End Date Allocation with respect to each such tranche of the Qualifying Termination EVUs shall be calculated in the same manner as, and shall be allocated on the same Applicable Recapitalization Date as is applicable to, the Applicable End Date Allocation for such tranche as set forth in accordance with “Recapitalization” below.

▪ Change in Control Termination. If the above termination occurs within one (1) year following a Change in Control, then Executive shall immediately vest in a number of EVUs as set forth below (the “CIC EVUs”). Any EVUs that do not vest in accordance with the formula below shall be immediately forfeited upon such termination. For the avoidance of doubt, if the Executive remains employed through December 31, 2019, the EVUs shall be fully vested, and all such EVUs shall be “CIC EVUs.”

Termination Date	CIC EVUs
Before 2016	1,200,000
In 2016	1,600,000
In 2017 – 2019	2,000,000

All CIC EVUs shall be deemed equally allocated among all or any of the Tranche One EVUs, Tranche Two EVUs, and Tranche Three EVUs that have not yet been recapitalized. The Applicable End Date Allocation with respect to each such tranche of the CIC EVUs shall be calculated in the same manner as, and shall be allocated on the same Applicable Recapitalization Date as is applicable to, the Applicable End Date Allocation in accordance with “Recapitalization” below.

Resignation Without Good Reason:
▪ Vesting. The number of EVUs that are vested through the end of the Fiscal Year immediately preceding the date of resignation (applying the Vesting Schedule above) shall be vested, and all other EVUs will be immediately forfeited upon such resignation. For the avoidance of doubt, if Executive remains employed through December 31, 2019, the EVUs shall be fully vested.
▪ Recapitalization. The number of EVUs that are vested in accordance with the preceding paragraph shall be deemed equally allocated among all or any of the Tranche One EVUs, Tranche Two EVUs, and Tranche Three EVUs that have not yet been recapitalized. The Applicable End Date Allocation for each such tranche shall be calculated based on, and shall be allocated on the same Applicable Recapitalization Date applicable to, the Applicable End Date Allocation for such tranche in accordance with “Recapitalization” below.

Discharge for Cause:
▪ Vesting. If a termination for Cause occurs on or prior to December 31, 2019, then all EVUs shall be immediately forfeited upon such termination, for no consideration. All EVUs that are forfeited under this section shall, upon such forfeiture be immediately and automatically cancelled without any further action by Executive or any member of the Oaktree Group and cease thereafter to be outstanding. If Executive remains employed through December 31, 2019, the EVUs shall be fully vested.
▪ Recapitalization. The number of EVUs that are vested in accordance with the preceding paragraph shall be deemed equally allocated among all or any of the Tranche One EVUs, Tranche Two EVUs, and Tranche Three EVUs that have not yet been recapitalized. The Applicable End Date Allocation for each such tranche shall be calculated based on, and shall be allocated on the same Applicable Recapitalization Date applicable to, the Applicable End Date Allocation for such tranche in accordance with “Recapitalization” below.

Full EVU Acceleration Event
A “Full EVU Acceleration Event” shall occur if on or before December 31, 2019 either (a) Howard Marks or Bruce Karsh ceases to be an employee, director and officer of the Oaktree Group or (b) either Howard Marks or Bruce Karsh remains in such positions but substantially reduces his role, for any reason other than death, Disability or a family medical issue (for example, the need to care for an immediate family member who is seriously incapacitated for the long term); provided that, it is understood that Howard Marks and Bruce Karsh may each reduce their days and hours worked for the Oaktree Group, and that any such quantitative reduction in time spent will not be considered such a cessation as long as, in his respective role with the Oaktree Group, Howard Marks or Bruce Karsh continues to actually perform functions and provide services substantially similar to the functions and services he provided during the twelve (12) months prior to the Grant Date; provided, that a Full EVU Acceleration Event will occur if either Howard Marks or Bruce Karsh becomes an officer, director or employee of a competitor of the Oaktree Group that is a multi-asset alternative investment manager with multiple competing products.

No Full EVU Acceleration Event shall occur until Executive has provided notice of Executive’s belief that Howard Marks or Bruce Karsh shall have ceased to perform in such capacity and a thirty (30) day cure period has passed or the Board has acknowledged in writing that a Full EVU Acceleration Event has occurred.
This Section “Full EVU Acceleration Event” and “Re-load” below shall cease to apply after December 31, 2019.

Re-load
Upon a Full EVU Acceleration Event, Executive’s EVUs shall be “reloaded,” and the following shall occur:
▪ The entire initial EVU grant shall immediately fully vest.
▪ The allocation with respect to Executive’s EVUs shall be calculated as set forth below (the “Reload Acceleration Event Allocation”), but subject to the General Partner’s determination that there will be sufficient Adjusted Net Profits (or gross items of income and realized gain) for the applicable period, which may occur after the end of the calendar year in which the Full EVU Acceleration Event occurs, and shall be settled in accordance with “Recapitalization” below immediately following the time that such allocation has occurred.
▪ Executive will receive a Re-Load EVU Award, which award shall have the terms described below.
² 2,000,000 new equity value units (the “Re-load EVUs”),
² The vesting period for purposes of cash distributions and calculating the vesting impact of certain terminations or resignations from employment, shall be ratable for each remaining full or partial fiscal year from January 1, 2015 through December 31, 2020. (So, by way of example, for a Full EVU Acceleration Event occurring in 2017, the Re-load EVU Award shall vest 25% on December 31 of each of 2017 through 2020.)
² For purposes of calculating annual cash distributions due in respect of the Re-load EVU Award, the first Performance Period shall be theremaining portion of the year in which the Full EVU Acceleration Event occurred and each of the remaining full Fiscal Years through and including 2020 shall be a Performance Period.
² The Applicable Measurement Period for purposes of calculating the Applicable End Date Allocation in respect of the Re-load EVU Award shall be as follows: (i) with respect to 666,666 of the Re-load EVUs (the “Tranche One Re-load EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2020, (ii) with respect to another 666,667 of the Re-load EVUs, (the “Tranche Two Re-load EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2021, and (iii) with respect to the remaining 666,666 of the Re-load EVUs, (the “Tranche Three Re-load EVUs”), the Applicable Measurement Period shall be January 1, 2015 through December 31, 2022.
² The Applicable Base Value for each tranche of Re-load EVUs shall be the sum of (A) the volume-weighted average price of a Class A Unit of the Issuer over the fifteen (15) business days following the Full EVU Acceleration Event, plus (B) the portion of the Applicable Base Value for each corresponding tranche of EVUs (e.g., for the Tranche One Re-load EVUs, the Applicable Base Value for the Tranche One EVUs) that represents the estimate of projected cash distributions over the Applicable Measurement Period for such tranche (as disclosed to Executive prior to the Grant Date), on a per-Partnership Unit basis, reduced by cash distributions attributable to net incentive income from Pre-

Employment Funds, that has not accreted as of the Full EVU Acceleration Event (the “Original Projected Distribution Value”) at the time of the Full EVU Acceleration Event, plus (C) 20% of the Original Projected Distribution Value.
² All other terms and conditions as applied to the EVU Award (with applicable adjustments on any periodic measurements).
Following the above Recapitalization Date, Executive shall have no further rights in respect of the accelerated EVUs, subject to the terms set forth in the EVU Designation and Recapitalization below.
The Reload Acceleration Event Allocation shall equal the Acceleration Event Appreciation for the EVUs.
Acceleration Event Appreciation. The excess of (A) the sum of (x) the volume-weighted average price of a Class A Unit of the Issuer over the fifteen (15) business days preceding the earlier of (I) notice by Executive that a Full EVU Acceleration Event has occurred or (II) the public announcement by Oaktree, Bruce Karsh or Howard Marks that a Full EVU Acceleration Event has occurred (such earlier date, the “Acceleration Recapitalization Date”, and such 15 day VWAP the “Acceleration Event VWAP”)  plus (y) the aggregate cash distributions made to Partnership Unit holders from January 1, 2015 through the Acceleration Recapitalization Date, on a per- Partnership Unit basis, excluding distributions attributable to net incentive income from Pre-Employment Funds over (B) the accreted base value through the Acceleration Recapitalization Date.

Change in Control
In general, EVUs should receive the same form of consideration in any Change in Control as is received by holders of Partnership Units, and the Adjustments section below shall apply. Executive and the Partnership have acknowledged that Executive is joining the Oaktree Group because of the opportunity to augment the Oaktree Group’s profitability and growth over a full seven-year period and thereby Executive’s potential to earn substantial incentive income for such period. If a Change in Control occurs before December 31, 2021, the Partnership will, and Oaktree Capital Management, L.P. and the Issuer have agreed to, make every effort to preserve, in respect of any EVUs then held by the Executive, that potential for incentive-based income in the new circumstances comparable, in amount and attainability, as originally contemplated at the time Executive commenced employment. If, as a result of the Change in Control, it is not practical for the Oaktree Group to preserve such incentive-based income opportunity (e.g., the Oaktree Group is merged into another company and it is no longer practical to track Applicable Measurement Period Appreciation) in a way that makes it possible to attain the originally intended result in terms of Executive’s compensation, the Oaktree Group has agreed to award Executive compensation, which may include a guaranteed payment, that makes up for the truncation of his incentive-based income potential. Any such judgmental adjustment should reflect the value Executive has added to the Oaktree Group, the total amount of incentive income or compensation Executive has earned through the completion of the Change in Control transaction, and the portion of the Term (as defined in the Employment Agreement) elapsed.

“Change in Control” means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) other than any employee benefit plan (or trust forming a part thereof) maintained by (A) the Oaktree Group or (B) any corporation or other Person of which a majority of the voting power of its voting equity securities or equity interests is owned, directly or indirectly, by the Issuer, or (C) the Partnership or any of its affiliates (“Permitted Holders”); (ii) any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have “beneficial ownership” of all units and equity interests that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Issuer (or any entity which controls the Issuer), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) a reorganization, recapitalization, merger or consolidation (each, a “Corporate Transaction”) involving the Issuer, unless after such Corporate Transaction the General Partner of the Partnership or an Affiliate thereof has the ability, directly or indirectly, to appoint a majority of the directors of the Issuer (whether by vote, pursuant to appointment rights in the Issuer Operating Agreement or otherwise).
“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has: (x) voting power, which includes the power to vote, or to direct the voting of, such security and/or (y) investment power, which includes the power to dispose, or to direct the disposition of, such security.
Adjustments
If any equity distribution, recapitalization, division of Partnership Units, Class A Units of the Issuer or any class or series of units or other ownership interests issued by any member of the Oaktree Group (collectively, “Oaktree Units”), unit split, reverse unit split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of Oaktree Units or other securities of the Issuer or an Affiliate, as applicable, issuance of warrants or other rights to acquire Oaktree Units or other securities of the Issuer or an Affiliate, as applicable, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Oaktree Units, then the Board and the General Partner shall make any such adjustments to the EVUs in such manner as is equitable.

Recapitalization
Upon completion of the applicable Target Allocation (defined below) with respect to the EVUs, the EVUs that receive the Target Allocation, to the extent of such Target Allocation, shall automatically be recapitalized into Partnership Units (any such Partnership Units received in such recapitalization, the “Recapitalized Units”) in accordance with the formulas under “Method of Calculating the Number of Recapitalized Units”, “Termination of Employment” or “Re-load”, as applicable.
The Recapitalization shall occur automatically on the date immediately after the applicable Target Allocation has been made, as described under “Partnership Allocations” in the EVU Designation, to the extent of such allocation, and Executive shall thereafter hold a number of Partnership Units that have been recapitalized, determined in accordance with “Method of Calculating the Number of Recapitalized Units”, “Termination of Employment”, or “Re-load” described above.

To the extent that there is an EVU Allocation Shortfall (as defined in the EVU Designation) in respect of any Target Allocation, immediately following any subsequent Make-up Allocation of Adjusted Net Profits under “Partnership Allocations - Target Allocations” as set forth in the EVU Designation, a further recapitalization shall occur in a manner consistent with this Section.
Upon a recapitalization, the interests in the Opcos (as defined below), that correspond to the EVUs shall similarly be recapitalized, and the Partnership, the Opcos and the Issuer shall take all actions necessary to maintain a one-to-one correspondence between the Recapitalized Units and the recapitalized Opco Units.
“Target Allocation” means, as applicable, the Applicable End Date Allocation (as determined hereunder), the D/D End Date Allocation, the D/D Acceleration Event Allocation, or the Reload Acceleration Event Allocation.
“Target Allocation Maturity Fiscal Year” means any Fiscal Year in which a Target Allocation is due to Executive hereunder.

Liquidity Rights
(a) Subject to paragraph (b) of this Section (Liquidity Rights), Executive shall, during the period beginning on the date that is one (1) calendar day after the determination of each of the Applicable End Date VWAP, D/D VWAP or Acceleration Event VWAP, as applicable, and ending fifteen (15) calendar days later, have the right (the “Put Right”) to require the Partnership to purchase for cash a number of the Executive’s Recapitalized Units (rounded up by one Recapitalized Unit, as necessary) equal to (i) the Tax Amount divided by (ii) Applicable End Date VWAP, the D/D VWAP or the Acceleration Event VWAP, as applicable to the relevant

Target Allocation (such amount, the “Tax Amount”); provided, however, that Executive shall not be permitted to put to the Partnership a number of Recapitalized Units attributable to more than 50% of the applicable tranche(s) of EVUs that are recapitalized on any such date.
(b) The Partnership will permit Executive to net cash settle a portion of the EVUs (but in any event no more than 50% of the applicable tranche(s) of EVUs that are recapitalized on any such date) in an amount equal to the Tax Amount to the extent that the Financial Accounting Standards Board adopts an accounting standard that will permit such a settlement without causing liability accounting or other similar accounting deemed unfavorable by the Partnership under generally accepted accounting principles in the U.S. If the provisions of this paragraph (b) are triggered, the provisions of paragraph (a) shall cease to be applicable, and the Executive shall not have a Put Right for a relevant Fiscal Year in which this paragraph (b) applies.
“Tax Amount” means with respect to a Target Allocation for a Fiscal Year, the sum of:
(x) the product of (i) the net amount of Executive’s Target Allocation for such Fiscal Year that consists of ordinary income, ordinary gain, ordinary deduction or ordinary loss items as determined for U.S. federal income tax purposes and (ii) the highest effective marginal combined U.S. federal, state and local income tax rate applicable to ordinary income, long-term capital gains, or short-term capital gains, as applicable, prescribed for an individual resident in Los Angeles, California for such Fiscal Year (the “Effective Rate”), plus

(y) the product of (i) the Short-Term Capital Gains (as defined below), if any, and (ii) the Effective Rate, plus
(z) the product of (i) the Long-Term Capital Gains (as defined below), if any and (ii) the Effective Rate.
In any notice exercising a Put Right, the Executive shall provide Oaktree with a schedule showing his available capital loss carryforwards to and realized capital losses in any relevant Fiscal Year in which a Target Allocation occurs (such capital loss carryfowards and realized capital losses, the “Available Capital Losses”), and, if Oaktree requests, reasonable supporting detail. Executive shall represent to Oaktree that the schedule is true and correct as of the date it is delivered. Using the information in the schedule and the items included in (or projected to be included in) the Target Allocation, Oaktree shall determine the amount (if any) of net long-term capital gains (the “Long-Term Capital Gains”) and the amount (if any) of net short-term capital gains (the “Short-Term Capital Gains”) on which the Executive would be required to pay tax as a result of the Target Allocation, in each case, after taking into account the Available Capital Losses. For the avoidance of doubt, the parties intend that the Executive use all Available Capital Losses to reduce or eliminate taxes payable on capital gain allocated in respect of the Target Allocation and the parties shall interpret the forgoing provisions accordingly.

Restricted Period	The “Restricted Period” (as defined in the Partnership Agreement) with respect to the EVUs shall be one year.
Oaktree Operating Group
Each Opco has issued to the Partnership back-to-back partnerships units (“Opco B2B Units”), corresponding with and tracking, on a one-to-one basis (including with respect to the economic terms and entitlements to distributions and allocations), the EVUs issued by the Partnership. In furtherance of the foregoing, the Partnership shall have authority in respect of each Opco to maintain such one-to-one ratio of the EVUs and the Opco B2B Units. The General Partner shall, and shall cause the Partnership to, replicate all applicable actions taken at the level of the Partnership at the level of the Opcos, and shall cause the Opcos to take all necessary actions or make other adjustments at the level of the Opcos (including any recapitalizations, splits or reverse splits, distributions made with respect to the Opco B2B Units, and allocations in respect of the B2B Units), in each case so that the Opco B2B Units continue to have the economic rights and entitlements that mirror the rights of the EVUs hereunder. The General Partner shall, and shall cause the Partnership to, cause each Opco to distribute and allocate to the Partnership in respect of the Opco B2B Units amounts required to be distributed and allocated by the Partnership to Executive hereunder in respect of the EVUs. Each Opco shall do so in a manner reasonably determined by the General Partner and the general partner of each Opco, but generally shall make distributions and allocations pro rata based on the fair market value of each Opco as compared to the fair market value of all Opcos.

“Opco” means any entity in which the Partnership owns an equity interest and is designated by the General Partner of the Partnership as an Opco. Until such time as the General Partner of the Partnership designates otherwise, the OpCos shall consist of (i) Oaktree Capital Management, L.P., (ii) Oaktree Capital I, L.P., (iii) Oaktree Capital II, L.P., (iv) Oaktree Capital Management (Cayman), L.P., (v) Oaktree AIF Investments, L.P. and (vi) Oaktree Investment Holdings, L.P.

3.    Section 83(b) Election. It is intended that the Granted Units constitute Profits Interests (as defined below), and the parties shall treat them as such. The Executive has made an election under Section 83(b) of the Code within thirty (30) days of the receipt of such Granted Units and agrees to make a protective election under Section 83(b) of the Code within thirty (30) days after the date of this Agreement. “Profits Interest” means an interest in the profits of the Partnership satisfying the requirements for a partnership interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedure 93-27, 1993-2 C.B. 343 (June 6, 1993) and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191 (Aug. 3, 2001), unless superseded by IRS Notice 2005-43, 2005-24 I.R.B. 1221 (May 20, 2005), in which case, as set forth in Proposed Treasury Regulations Section 1.83-3(l), Notice 2005-43 and any similar or related authority.
4.    Certain Representations, Warranties, Covenants and Agreements. As an essential inducement to the Partnership to grant and issue the Granted Units to the Executive, and to enter into this Amended and Restated Grant Agreement, the Executive has represented and warranted, and hereby represents and warrants, to the Oaktree Group as follow
(a)    Authority and Capacity. The Executive has the legal capacity to execute and deliver each Grant Document and to perform all of his obligations thereunder. The Executive has duly executed and delivered this Agreement, and each Grant Document constitutes the legal, valid and binding obligation of the Executive, enforceable against the Executive in accordance with their respective terms.
(b)    No Conflict. Neither the execution and delivery by the Executive of any Grant Document, nor the performance by the Executive of his obligations thereunder, violates, conflicts with or constitutes a default or breach under, or will violate, conflict with or constitute a default or breach under any applicable law or any contract, indenture, agreement, instrument or mortgage binding on the Executive or any of his properties.
(c)    Suitability. The Executive meets all suitability standards or eligibility requirements imposed by the jurisdiction of his residence for his acquisition of the Granted Units pursuant to the Grant Documents. The Executive has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Granted Units and protecting his own interests in connection with such investment.
(d)    Access to Information. The Executive (i) has been provided with ample opportunity to discuss each Grant Document, the Granted Units and the Oaktree Business (as defined below) with the General Partner and to ask the General Partner such questions regarding each Grant Document, the Granted Units and the Oaktree Business, and to receive such answers to such questions and such other information, as the Executive deems necessary, appropriate or advisable, and (ii) has been provided with ample opportunity to consult with such legal, tax, financial and other advisors of the Executive regarding each Grant Document, the Granted Units and the Oaktree Business as the Executive deems necessary, appropriate or advisable. The Executive has a preexisting personal or business relationship with certain senior executives of the Oaktree Group, is currently a director of the Issuer, and such personal and business relationship is of a nature and duration so as to enable the Executive to be aware of their character, business acumen and general business and financial circumstances.

(e)    Independent Investment Decision. The Executive is relying on his own independent investigation and the information contained in the Grant Documents, and the Executive is not relying on any Person (other than his own legal, tax, financial and other advisors) or any representation or warranty made by any Oaktree Related Person, in each case, in deciding to own and hold the Granted Units. Without limiting the foregoing, no representation or warranty has been made to the Executive by any Oaktree Related Person as to the existing value or the future performance of the Oaktree Business.
(f)    Investment Intent. The Executive will own and hold the Granted Units for his own account, as a principal, for investment purposes only, and not with a view to, or for, resale or distribution, in whole or in part. No other Person has a direct or indirect beneficial interest in the Granted Units (other than, if the Executive is a married natural person acquiring the Granted Units as community property, the community property interest of the Executive’s spouse). The Executive is not acting as an agent, representative, intermediary or nominee, or in any similar capacity, for or on behalf of any other Person with respect to any Granted Units.
(g)    Restricted Securities. The Executive understands that the grant and issuance hereunder of the Granted Units are intended to be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), state securities laws and other applicable foreign or domestic securities laws. The Executive further understands that the Granted Units have not been recommended or endorsed by the U.S. Securities and Exchange Commission, any state securities commission or any other foreign or domestic governmental authority. No Transfer of the Granted Units will be made by the Executive. The Executive further understands that the Oaktree Group is under no obligation to ensure (i) that any Issuer Equity will continue to be tradable on the New York Stock Exchange or any other national securities exchange or market or trading platform or (ii) that other avenues of liquidity will be made available to the Executive with respect to the Granted Units. The Executive is able and willing to bear, and has the financial ability to bear, the economic and other risks of his ownership in the Granted Units for an indefinite period of time.
(h)    Accredited Investor. The Executive is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. Without limiting the foregoing, the Executive is a natural person, who (i) has a net worth individually or jointly with his spouse that exceeds $1,000,000 at the time of the grant and issuance of the Granted Units (excluding the value of the Executive’s primary residence and the related amount of indebtedness secured by the primary residence up to the fair market value of the residence but including as a liability any indebtedness secured by such residence in excess of the fair market value of such residence) or (ii) had annual income in excess of $200,000 in each of the two most recent calendar years (e.g., if the current calendar year is 2014, then in each of 2013 and 2012) and reasonably expects to have income in excess of $200,000 in the current calendar year; or (iii) had annual income jointly with his spouse in excess of $300,000 in each of the two most recent calendar years (e.g., if the current calendar year is 2014, then in each of 2013 and 2012) and reasonably expects to have joint income in excess of $300,000 in the current calendar year.
(i)    Tax Consequences. The Executive understands that his ownership of the Granted Units may cause him adverse tax consequences, including the realization of taxable income without receiving cash distributions to pay the required tax thereon. The Executive has reviewed his investment in the Granted Units with his tax advisors and has not received or relied upon any tax advice from any Oaktree Related Person. No Oaktree Related Person has made any representation or warranty (and shall not otherwise be liable to the Executive) as to the tax treatment of the granting of the Granted Units or vesting, allocations or distributions with respect to the Granted Units, under applicable law.
(j)    Understanding of Grant Documents. The Executive understands each provision of each Grant Document and the terms and conditions of the Granted Units. Without limiting the foregoing, the Executive understands that:
(i)    the Executive has irrevocably constituted and appointed each of the Partnership, the General Partner, their respective authorized officers and attorneys-in-fact, and the members of the General Partner with full power of substitution, as the true and lawful attorney-in-fact and agent of the Executive as set forth in Section 3.9 of the Partnership Agreement for the purposes set forth therein;
(ii)    the Partnership Agreement permits the Partnership to issue, at any time and from time to time, without the approval of the Executive or the need to notify the Executive, additional Units on such terms and conditions as the General Partner may determine, including Units that may be senior or superior to the Granted Units;
(iii)    the Executive does not have any preemptive rights, right of first refusal, right of first offer or other right of participation with respect to any such issuance, and such issuances are expected to have a dilutive effect on the Executive’s interest in the Partnership;
(iv)    amounts distributable to the Executive in respect of the Granted Units are subject to withholding pursuant to Section 7.8 of the Partnership Agreement; and
(v)    Subject to Section 6 hereof, the Executive, as a Service Partner, is subject to the restrictive covenants set forth in Article X of the Partnership Agreement, which includes covenants and prohibitions to which the Executive will continue to be bound after the Executive ceases to provide services to the Oaktree Group; provided, that if any provisions of Article X of the Partnership Agreement conflict with Section 6 of the Employment Agreement, the Employment Agreement shall control; provided, further that for purposes of Section 10.4(b) of the Partnership Agreement a “Competitive Business” shall not include any business enterprise that is primarily a commercial bank, an investment bank, an insurance company or a retail distribution business.
The Executive has given careful consideration to all of the provisions of the Grant Documents. For the avoidance of doubt, and without limiting the immediately preceding sentence, the Executive (x) has given careful consideration to the restraints imposed upon him under the Grant Documents, including under Articles IV and X of the Partnership Agreement, (y) is in full accord as to the necessity of such provisions, and (z) understand that his agreement to be bound by each such provision is an essential inducement to the Partnership to grant and issue the Granted Units to the Executive.
If the Executive becomes aware that any representation or warranty made by him in any Grant Document would be incorrect in any material respect if such representation or warranty were to be made as of any subsequent date, or that the Executive is unable fulfill or perform in any material respect any of his covenants or agreements in any Grant Document, the Executive shall promptly notify the General Partner of such inaccuracy or inability.

5.    Incorporation of Partnership Agreement Provisions. The provisions of Article XII of the Partnership Agreement (other than Sections 12.1 and 12.3 of the Partnership Agreement) are hereby incorporated herein by reference and shall apply mutatis mutandis to this Agreement. Without limiting the foregoing:
(a)    any and all disputes, claims or controversies arising out of or relating to this Agreement shall be resolved pursuant to Section 9(h) of that certain Amended and Restated Employment Agreement, dated as of February 24, 2015 (the “Employment Agreement”) between the Executive, the Issuer and Oaktree Capital Management, L.P., a Delaware limited partnership (“OCM”);
(b)    this Agreement may be amended, modified, or waived with the written consent of the General Partner; provided that if any such amendment, modification, or waiver would adversely affect the Executive in any material respect, such amendment, modification, or waiver shall also require the written consent of the Executive. Moreover, the Partnership Agreement may be amended, modified and waived pursuant to Section 12.5 of the Partnership Agreement, and the Plan may be amended, modified and waived pursuant to Section 14(a) of the Plan; provided that, if any such amendment, modification, or waiver would adversely affect the rights attributable solely to the EVUs specifically granted to Executive under this Agreement and not the rights of any other Limited Partner of the Partnership relative to all Limited Partners as a class, such amendment, modification, or waiver shall also require the written consent of the Executive, not to be unreasonably withheld, delayed or conditioned;
(c)    any notice that is required or permitted hereunder to be given to any party hereto shall be given pursuant to Section 12.6 of the Partnership Agreement;
(d)    in accordance with Section 12.9 of the Partnership Agreement, this Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware by residents of the State of Delaware; and
(e)    in accordance with Section 12.12 of the Partnership Agreement, this Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
6.    Entire Agreement. The Grant Documents and the EVU Designation constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such matter, including without limitation any term sheets or summaries relating to such matter, Section 5 of the Employment Agreement and Exhibit B to that certain Employment Agreement between the Executive, the Issuer and OCM; provided that in the event of any conflict between the Exchange Agreement and the Partnership Agreement, the Partnership Agreement shall prevail, and in the event of any conflict between any Grant Document and the EVU Designation, the EVU Designation shall control.
7.    Interpretation and Certain Definitions.
(a)    All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All article or section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified paragraph numbers refer to the specified paragraph of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any Governmental Authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol “$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
(b)    Except as provided in the EVU Designation, nothing in this Agreement is intended to confer upon the Executive any right or privilege that is in addition, or otherwise more favorable, to the rights and privileges generally enjoyed by the other Limited Partners under the Partnership Agreement, the Exchange Agreement and the Tax Receivable Agreement, except to the extent such additional or more favorable right or privilege is expressly and intentionally conferred hereunder. Without limiting the foregoing, the Granted Units are not subject to any Unit Designation, other than the EVU Designation, which alters the terms and conditions generally applicable to Units under the Partnership Agreement.
(c)    “Oaktree Business” means the business and operations of the Oaktree Group, including the organization, investment objectives, expenses, operational structure, management structure and other material details of the Oaktree Group.
(d)    “Oaktree Related Person” means (i) any Oaktree Group Member, (ii) the current and former senior executives, principals, officers, directors, employees and duly authorized agents and representatives of any Oaktree Group Member, and (iii) the current and former direct and indirect shareholders, partners, members and equityholders of any Oaktree Group Member (other than the current and former direct and indirect shareholders, partners, members and equityholders of the Issuer, who are not otherwise included in either of the foregoing clause (i) or (ii)).
(e)    This Agreement is intended to constitute a “Grant Agreement” for purposes of the Partnership Agreement and an “Award agreement” for purposes of the Plan. The Granted Units are intended to constitute an “Award” for purposes of the Plan.
8.    Oaktree Representation. The Partnership hereby represents and warrants to the Executive that the Partnership and each applicable member of the Oaktree Group has the legal capacity to execute and deliver each Grant Document and to perform all of his obligations thereunder. The Partnership has duly executed and delivered this Agreement, and each Grant Document constitutes the legal, valid and binding obligation of the applicable member of the Oaktree Group, enforceable in accordance with their respective terms.

9.    Further Assurances. The Executive agrees to take all actions that may be reasonably requested by the General Partner from time to time, including by executing and delivering all agreements, instruments and documents that may be reasonably requested by the General Partner, to carry out the purposes of the Grant Documents.
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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.
PARTNERSHIP AND GENERAL PARTNER

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC
On behalf of itself and as general partner on behalf of OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	/s/ Howard S. Marks
Name: Howard S. Marks
Title: Co-Chairman

By:	/s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Co-Chairman & Chief Investment Officer

EXECUTIVE

/s/ Jay S. Wintrob
JAY S. WINTROB

THE GRANTED UNITS HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES REGULATORY AUTHORITY OR ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION. SUCH UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE GRANTED UNITS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF, IN EACH CASE, EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS AGREEMENT AND OTHER GRANT DOCUMENTS AND THE SECURITIES LAWS OF ALL APPLICABLE JURISDICTIONS, INCLUDING APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS.